Exhibit 9.1
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CHINA HYDRO, LLC
A DELAWARE LIMITED LIABILITY COMPANY
Adopted as of November 6, 2006
THE MEMBERSHIP INTERESTS REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THE MEMBERSHIP INTERESTS MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE MANAGING MEMBERS, THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.
CERTAIN RESTRICTIONS ON TRANSFERS OF MEMBERSHIP INTERESTS ARE SET FORTH HEREIN.

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TABLE OF CONTENTS
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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CHINA HYDRO, LLC
A DELAWARE LIMITED LIABILITY COMPANY
     LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of China Hydro, LLC (the “Company”), dated as of November 6, 2006, by and among John Kuhns (“Kuhns”), Richard Hochman (“Hochman”), and the Persons set forth on Exhibit A hereto (the “Members”).
W I T N E S S E T H
     In consideration of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Definitions. When used herein, the following terms shall have the meanings set forth below:
     “Abandonment Date” means the date on which the Placement Agents advise the Company that it has abandoned its efforts to consummate the Offering.
     “Act” means the Delaware Limited Liability Company Act as in effect on the date hereof and as it may be amended hereafter from time to time.
     “Additional Capital Contribution” with respect to each Member means the total amount of money or other assets such Member contributed to the Company in accordance with Section 3.1(b) as of the date hereof.
     “Adjusted Capital Contributions” means (i) the total of all of the Initial Capital Contributions; plus (ii) the total of all of the Additional Capital Contributions; less (ii) the Excess Contributions.
     “Affiliate” of a Person means: (a) any Person directly or indirectly controlling, controlled by or under common control with, such other Person, and (b) any general partner, managing member, officer or director of such other Person.
     “Agreement” means this Limited Liability Company Agreement and all Exhibits hereto.
     “Book Value” has the meaning set forth in Exhibit B.
     “Business Combination” has the meaning ascribed to it in the Note Purchase Agreement.

     “Business Combination Deadline” means May ___, 2008.
     “Capital Account” has the meaning set forth in Exhibit B.
     “Capital Contribution” in respect of a Member means, as of any determination date, the total amount of money or other assets contributed by such Member to the Company pursuant to Section 3.1(a) and 3.1(b).
     “Certificate” means the certificate of limited liability company of the Company.
     “China Hydro” means China Hydroelectric Corporation, an entity organized under the laws of the Cayman Islands, and offering Notes pursuant to the Note Purchase Agreement. .
     “China Hydro Managers” means each Member who is identified as a China Hydro Manager on Exhibit A hereto.
     “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
     “Common Stock” means the common stock of China Hydro.
     “Company” means the limited liability company governed by this Agreement.
     “Consummation Date” means the date on which the Offering is consummated.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise; provided, however, that a natural Person shall not be deemed to be “controlled” by another Person.
     “Covered Person” means (a) the Managing Members, (b) the Affiliates of the Managing Members, and (c) any director or officer of any Portfolio Company who serves or has served in such capacity at the request of the Managing Members.
     “Distributable Cash” means, as of the date of determination: (a) all cash held or thereafter received by the Company, less (b) any amounts that the Managing Members, in their sole discretion, determines should be set aside or used to pay, or reserve for, all other Company expenses and contingencies, as determined by the Managing Members.
     “Fiscal Year” shall be the same as the taxable year of the Company for federal income tax purposes, which taxable year shall be the calendar year unless otherwise required by the Code.
     “Founders Shares” means the shares of Common Stock acquired by the Company prior to the Consummation Date, which shares are 8,500,000, 2,083,333 of such shares are vested, 6,416,667 of such shares will vest as follows: One Share will vest for each $24 of new equity subsequently invested into China Hydroelectric Corporation within 18 months of the date of the Note Purchase Agreement.

     “Initial Capital Contribution” with respect to each Member means the total amount of money or other assets such Member to contributed to the Company in accordance with Section 3.1(a) as of the date hereof.
     “Interest” means a Member’s entire ownership interest in the Company, inclusive of the Member’s Voting Interest.
     “Liquidating Manager” means the Managing Members or, if there is no Managing Member, then any Person appointed by 50% or more of the outstanding Voting Interests of the Company.
     “Management Percentage Interest” with respect to each China Hydro Manager means the percentage indicated in the column titled “Management Percentage Interest” for that China Hydro Manager set forth on Exhibit A hereto. The sum of the Management Percentage Interests shall at all times equal 100%.
     “Managing Members” means Kuhns and Hochman, together. “Managing Member” means either Kuhns or Hochman.
     “Member” means the Persons set forth on Exhibit A hereto, including the Managing Members, plus any additional Persons admitted as Members pursuant to Section 5.2(m) of this Agreement.
     “Note Purchase Agreement” means the Note Purchase Agreement, dated as of November 10, 2006, by and among the Company and the Purchasers (as defined therein).
     “Notes” means the Secured Exchangeable Notes due 2008 sold by the Company pursuant to the Note Purchase Agreement.
     “Offering” means the offering of Notes by the Placement Agents.
     “Organization Expenses” means the out-of-pocket fees, costs and expenses of and incidental to organizing the Company.
     “Person” means an individual, a corporation, an association, a partnership (general or limited), a limited liability company, a limited liability partnership, a business trust, an organization, or other legal entity, a government or political subdivision thereof or a governmental agency.
     “Placement Agents” means Morgan Joseph & Co., Inc..
     “Purchased Units” means $2,250,000 of Units to be purchased by the Company contemporaneous with the Offering.

     “Reserves” means the cash reserves to be maintained by the Company for the purpose of paying outstanding or reasonably expected expenses, liabilities and obligations of the Company regardless of whether such expenses, liabilities and obligations are actual or contingent.
     “Restrictive Agreements” means Agreements which the Company is required to enter into which may restrict the transfer of the Founders Shares or the Purchased Units, including without limitation, (i) the “Lock-In” agreement entered into by the Company in accordance with Rule 7 under the AIM rules of the London Stock Exchange pursuant to which the Company undertakes not to dispose of any shares of Common Stock or Warrants for one year following the Consummation Date and (ii) the Escrow Agreement pursuant to which all Founders Shares shall be held in escrow and not be transferable for a period of three years following the Consummation Date.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Treasury Regulation” means the specific Treasury Regulation promulgated under the Code that is referred to herein, as in effect on the date hereof.
     “Termination Date” means the Business Combination Deadline if, as of the Business Combination Deadline, a Business Combination has not been consummated.
     “Units” means two Warrants together with one share of Common Stock.
     “Voting Interest” means an interest in the Company equal to a Member’s aggregate Capital Contributions.
     “Warrant” means a warrant to acquire a share of Common Stock at a price of $5.00.
ARTICLE II
ORGANIZATION
     2.1 Formation. The rights and liabilities of the Members shall be as provided for in the Act if not otherwise provided for in this Agreement.
     2.2 Name. The name of the Company is “China Hydro, LLC” The business of the Company may be conducted under such name or any other name chosen by the Managing Members, in their sole discretion, from time to time. In the event the name of the Company is changed, the Managing Members will advise the Members of the new name of the Company.
     2.3 Certificate. Prior to the date hereof, a certificate of formation meeting the requirements of the Act was executed, which certificate was filed on June 29, 2006 as provided in the Act. Whenever required by law, the Managing Members shall execute or cause to be executed all other instruments, certificates, notices and documents, and shall do or cause to be done all such filing, recording, publishing and other acts as may be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company shall desire to conduct its business.
     2.4 Office and Resident Agent. The address of the Company’s registered office in Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 and its initial registered agent at such address for service of process is The Corporation Trust Company. The Managing Members may change the registered office and the registered agent of the Company from time to time in their sole discretion.
     2.5 Purposes. The purposes and nature of the business of the Company shall be to (a) fund, pursuant to one or more equity investments in or loans to China Hydro, the organizational expenses of China Hydro and the expenses of the Offering, (b) serve as the founding shareholder of China Hydro and, in connection therewith, acquire the Founders Shares, (c) acquire the Purchased Units in the Offering, (d) enter into the Restrictive Agreements, (f) hold for investment and dispose of shares of Common Stock and Warrants and (g) take all other actions incident to the foregoing.
     2.6 Term. The term for which the Company shall exist shall commence on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until the termination or dissolution of the Company in accordance with the provisions of this Agreement.
ARTICLE III
CAPITAL CONTRIBUTIONS
     3.1 Capital Contributions by Members; Additional Members.
          (a) Prior to the date hereof, each Member has made the Initial Capital Contribution set forth beside such Member’s name on Exhibit A hereto.
          (b) In addition to the Initial Capital Contribution, each Member hereby agrees that on November 7, 2006, each Member shall make an Additional Capital Contribution for the amount set forth beside such Member’s name on Exhibit A hereto.
          (c) In addition, each Member hereby agrees that no later than the second business day following the date on which the Managing Members notify the Members, each Member shall subsequently make an Additional Capital Contribution for the amount set forth beside such Member’s name on Exhibit A hereto.
          (d) If for any reason, a Member shall fail to make any payment on an Additional Capital Contribution when and as due, the defaulting Member (the “Defaulting Member”) shall remain personally liable in respect of such Additional Capital Contribution and any additional amount of its obligations hereunder, and the Managing Members, in their sole discretion and to the extent permitted by applicable law, may: (i) sue to enforce the obligation of the Defaulting Member to make the Additional Capital Contribution when due, and receive interest at the lesser of 18% or the highest rate permitted by law, plus out-of-pocket legal and collection costs (with such interest and costs to be treated as reimbursement to the Company, and not as a capital contribution of the Defaulting Member); (ii) at any time and from time to time, designate one or more persons (with each such person’s consent) to assume responsibility for such Additional Capital Contribution; (iv) cause the Defaulting Member’s capital account balance to be reduced by up to 50% of the amount contained therein on the date of default; (v) cause the Defaulting Member’s share of future allocations of profit (but not loss) and distributions of property to be reduced by up to 50% of that to which the Defaulting Member would have been entitled; and/or (vi) require that the Defaulting Member withdraw from the Company. Any reduction amount of a Defaulting Member’s capital account and/or right to future allocations of profits or distributions of property made in accordance with clauses (iv) or (v) above may be reallocated by the Managing Members to any new or existing Member as may be determined by the Managing Members in their sole discretion
          (e) The Members shall make Capital Contributions to the Company by check or wire transfer. All Capital Contributions shall be made in immediately available funds and shall be denominated and payable in U.S. dollars.
          (f) No interest shall be paid to the Members on any Capital Contributions.
          (g) The Managing Members may, without the consent of the Members and in their sole discretion, admit one or more additional Members to the Company. Upon admission of an additional Member, the Managing Members are hereby authorized by the Members to amend Exhibit A hereto to set forth the information concerning such additional Member and such Member’s required Capital Contribution; provided, however, that any such additional Members shall be admitted on substantially the same terms as those applicable to the existing Members and any Capital Contribution shall be made in cash.
     3.2 Withdrawal of Capital; Partition. Except as otherwise expressly provided in this Agreement, no Member shall have any right (a) to withdraw as a Member from the Company, (b) to withdraw from the Company all or any part of such Member’s Capital Contributions, (c) to receive property other than cash in return for such Member’s Capital Contributions or (d) to receive any distribution from the Company. Each of the Members hereby irrevocably waives during the term of the Company (including any periods during which the business of the Company is winding-up) any right (i) that such Member may have to maintain an action for partition with respect to the property of the Company, or (ii) to commence an action seeking dissolution of the Company under the laws of the State of Delaware.
     3.3 Allocations For Tax Purposes and Other Tax Matters. The establishment of Capital Accounts and all allocations for income tax purposes shall be made in accordance with Exhibit B attached hereto.
     3.4 Liability of Members. (a) No Member shall be liable for any debts, liabilities, contracts or obligations of the Company whatsoever. Each of the Members acknowledges that such Member’s Capital Contributions are subject to the claims of any and all creditors of the Company to the extent provided by the Act and other applicable law.
          (b) At no time during the term of the Company or upon dissolution or liquidation thereof shall a Member with a negative balance in its Capital Account have any obligation to the Company or to the other Members to restore such negative balance except: (i) as may be required by law or (ii) in respect of any nefgative balance resulting from a withdrawal of capital or distribution from the Company in contravention of this Agreement.
     3.5 No Priorities of Members. Except as expressly provided in this Agreement, no Member has priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions
     3.6 Representations and Warranties of Members. By executing this Agreement, each Member, severally and not jointly, represents and warrants to the Company as follows:
          (a) The Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
          (b) The Member’s overall commitment to investments which are not readily marketable is not disproportionate to the Member’s net worth, and the Member’s investment in the Interests will not cause such overall commitment to become excessive. The Member has adequate net worth and means of providing for his current needs and personal contingencies to sustain a complete loss of his, her or its investment in the Company, and the Member has no need for liquidity in this investment in the Interests.
          (c) The Member has, alone or with the Member’s representatives, such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that the Member is capable of evaluating the merits and risks of an investment in the Company, and the Member has evaluated and understands the risks and terms of investing in the Company.
          (d) The Member recognizes that an investment in the Company involves substantial risks, and the Member has taken full cognizance of and understands all of the risk factors related to the purchase of the Interest. The Member recognizes that (i) the purchase of the Interests is a highly speculative investment which involves a high degree of risk of loss of the entire investment; (ii) the Company does not have a meaningful financial or operating history; (iii) any predictions or projections as to the Company’s future performance are necessarily subject to a high degree of uncertainty, and the Company makes no representations or warranties as to the realization of such predictions or projections and (iv) there are substantial restrictions on the transferability of the Interests, and, accordingly, it may not be possible for the Member to liquidate the Member’s investment in the Interests at a time when it may be desirable to do so, or at any other time.
          (e) The Company has made available to the Member and his, her or its legal and financial representatives all documents that the Member and such representatives have requested relating to an investment in the Company and the Company has provided answers to all of their questions concerning the offering and an investment in the Company. In evaluating the suitability of an investment in the Company, the Member has not relied upon any representations or other information (whether oral or written), other than as contained in any documents or answers to questions so furnished to the Investor by the Company.

          (f) The Member acknowledges that an investment in the Interests may involve tax consequences. The Member has discussed with his, her or its professional legal, tax and financial advisors the suitability of an investment in the Company for his particular tax and financial situation. The Member is not relying on any statements or representations of the Company or any of its agents with respect to the tax and other economic considerations of an investment in the Interests
          (g) The Member is acquiring the Interests for the Member’s own account as a principal, for investment purposes only and with no intention of distributing or selling any portion thereof or with a view to any resale or distribution thereof within the meaning of the Securities Act. The Member understands that the Interests have not been registered under the Securities Act, in reliance on an exemption thereunder for transactions not involving any public offering, and will not be so registered. The Member shall not sell, assign, transfer, convey, pledge, encumber or otherwise dispose of all or any portion of the Interests, or permit any other person to have any beneficial interest in the Interests, except in accordance with this Agreement and upon compliance with the registration requirements of the Securities Act and applicable state securities or “blue sky” laws, unless an exemption from registration under the Securities Act or such state laws is available.
ARTICLE IV
DISTRIBUTIONS
     4.1 Distributions following the Abandonment Date. If the Abandonment Date occurs, all Distributable Cash then held or thereafter received by the Company shall be distributed to the Members as soon as practicable after receipt thereof by the Company. Such distributions shall be made to the Members pro rata in proportion to their respective Capital Contributions.
     4.2 Distributions following the Termination Date. Upon Termination Date::
          (a) All Distributable Cash held by the Company on that date or received by the Company from and after that date shall, as soon as practicable, be distributed by the Company to the Members pro rata in proportion to their respective Capital Contributions; and
     4.3 Distributions following the consummation of a Business Combination. If China Hydro consummates a Business Combination on or prior to the Business Combination Deadline:
          (a) All Founders Shares held by the Company shall, to the extent permitted by the Restrictive Agreements and subject to applicable laws, rules and regulations, be distributed by the Company (i) 50% to the Members, pro rata in proportion to their respective Capital Contributions and (ii) 50% to the China Hydro Managers pro rata in proportion to their respective Management Percentage Interest.
          (b) All Purchased Units held by the Company shall, to the extent permitted by the Restrictive Agreements and subject to applicable laws, rules and regulations, be distributed by the Company to the Members pro rata in proportion to their respective Capital Contributions
          (c) All Distributable Cash held by the Company on that date or received by the Company from and after that date shall, as soon as practicable, be distributed by the Company as follows:
               (i) To the extent of cash received by the Company on account of Founders Shares which are allocable to the Members in accordance with Section 4.3(a) above (including, but not limited to, cash received from the sale of Founders Shares or dividends or other distributions paid thereon), such cash shall be distributed to the Members pro rata in proportion to their respective Capital Contributions;
               (ii) To the extent of cash received by the Company on account of Founders Shares which are allocable to the China Hydro Managers in accordance with Section 4.3(a) above (including, but not limited to, cash received from the sale of Founders Shares or dividends or other distributions paid thereon), such cash shall be distributed to the China Hydro Managers pro rata in proportion to their respective Management Percentage Interests; and
               (iii) With respect to all other Distributed Cash not covered by clauses (i) or (ii) above, such cash shall be distributed to the Members pro rata in proportion to their respective Capital Contributions.
     4.4 Withholding. Each Member hereby authorizes the Company to withhold and to pay to any appropriate taxing authority any taxes payable by the Company as a result of such Member’s participation in the Company; if and to the extent that the Company shall be required to withhold and pay any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company in the amount of the sum withheld as of the time such withholding is required to be paid to any appropriate taxing authority, which payment shall be deemed to be a distribution to such Member to the extent that the Member is then entitled to receive a distribution. The withholdings referred to in this Section 4.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Managing Members shall have received an opinion of counsel or other evidence, satisfactory to the Managing Members, to the effect that a lower rate is applicable, or that no withholding is applicable.
ARTICLE V
MANAGEMENT
     5.1 Duties. The Managing Members shall manage and control the Company, its business and affairs and shall carry out the business of the Company as set forth in Section 2.5. All actions required or permitted to be taken by the Managing Members hereunder, shall require the consent or approval of both Managing Members; provided that, if at any time there is only one Managing Member, all such actions shall only require the consent or approval of that one Managing Member. Each of the Managing Members agree to use their good faith reasonable efforts to, at all times, seek to reach agreement with one another with respect to any action to be taken by the Managing Members hereunder.
     5.2 Powers. Subject to Section 5.3, the management and control of the Company and its business and affairs shall rest exclusively with the Managing Members, who shall have all the rights and powers which may be possessed by managing members under the Act, and such rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of its duties under the Agreement and to the management of the business and affairs of the Company. Without limiting the generality of the foregoing, the Managing Members shall have the following rights and powers which it may exercise at the cost, expense and risk of the Company:
          (a) to employ the capital of the Company, in the exercise of any rights or powers possessed by the Managing Members hereunder;
          (b) purchase and hold the Founders Shares and the Purchased Units;
          (c) enter into the Restrictive Agreements and such agreements and arrangements contemplated by the Note Purchase Agreement;
          (d) to vote the Common Stock;
          (e) to establish and maintain Reserves;
          (f) to enter into such agreements, contracts, documents and instruments with such parties and to give such receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the Managing Members may deem advisable, appropriate or convenient, so long as such agreement, contract, document or instrument does not subject the Members to personal liability;
          (g) admit one or more Persons as substitute or additional Members and each Member hereby consents to such admission, including any such admission contemplated by Section 3.1(d); and
          (h) to delegate all or any of its duties hereunder, and in furtherance of any such delegation to appoint, employ, or contract with any persons it may in its sole discretion deem necessary or desirable for the transaction of the business of the Company.
     5.3 Certain Limitations upon the Power of the Managing Members. Except as permitted by this Agreement, the Managing Members, without the amendment of this Agreement, shall not:
          (a) do any act in contravention of this Agreement;
          (b) do any act which would make it impossible to carry on the ordinary business of the Company;

          (c) possess Company property or assign its rights in specific Company property for other than a Company purpose;
          (d) except as approved by a majority of the Voting Interests, cause or permit the Company to sell or transfer any of the shares of Common Stock or Warrants other than to the Members in accordance with the terms of the this Agreement.; or
     5.4 permit the Company to have more than 100 members within the meaning of Treasury Regulation Section 1.7704-1(h)(ii) (taking into account Treasury Regulation Section 1.7704-1(h)(3)).
     5.5 Expenses. The Company shall pay or reimburse the Managing Members and/or any of their Affiliates for all expenses of the Company including, without limitation: (a) accounting fees, costs and expenses of the Company (including, without limitation, fees and expenses of the annual audit of the Company, if any, the preparation of the annual and interim financial statements of the Company and the federal and state tax returns of the Company); (b) legal fees, costs and expenses of counsel for the Company, including any litigation fees, costs and expenses, and the amounts of any judgments or settlements paid in connection with such litigation; (c) legal, consulting and other fees, costs and expenses of and incidental to the purchase of the Common Stock and Warrants to the extent that such fees, costs and expenses are not paid by others; (d) all other legal fees, costs and expenses incidental to the Company and its management and business; (e) all costs and expenses associated with planning and holding any meetings of the Members; (f) Organization Expenses; (g) custodian fees, interest costs, transfer taxes, commissions, brokerage fees and registration expenses; (h) any taxes which may be assessed against the Company; and (i) all extraordinary fees, costs and expenses. For purposes of this Agreement, “expenses” shall mean all costs and expenses, of whatever nature, incurred on behalf of the Company.
     5.6 Role of Members; Appointment of New Managing Members. No Member (other than the Managing Members) shall take any part in or interfere in any manner with the management, conduct or control of the business or affairs of the Company or have any right or authority to act for or by the Company. The Members shall be entitled to appoint a new Managing Members only in accordance with Section 6.2(a) of this Agreement.
     5.7 Banking. The Managing Members are hereby authorized and directed by the Members to open with a commercial bank or other financial institution in any state or country, a deposit, money market or other account in the name and on behalf of the Company for the purpose of depositing and drawing upon the funds of the Company and to execute all contracts or agreements in connection therewith, and to certify the adoption of any and all banking or similar resolutions currently in use by such bank or financial institution as having been adopted by the Company, the contents of which are hereby adopted by the Company in all respects. The Managing Members are further hereby authorized to be the authorized signatory with respect to such accounts, acting alone or with other signatories if desired by the Managing Members in their discretion. The Managing Members are further hereby authorized to designate additional authorized signatories with respect to such accounts and, in his discretion, provide that such additional signatories shall have the power to act alone or only together with another authorized signatory.

     5.8 Fiduciary Duties.
          (a) Each Member agrees that, to the fullest extent permitted by Section 18-1101 of the Act and other applicable laws, none of the Managing Members nor any Member shall have any duties or obligations to the Company, any Member, any Managing Member or any other Person except as expressly set forth in this Agreement. In connection with the foregoing, the Members specifically intend that none of the Managing Members nor any Member shall have any fiduciary duties or obligations to the Company, any Member, any Managing Member or any other Person.
          (b) If a court determines pursuant to a final order that the Company or any Member cannot waive any and/or all of the fiduciary and other duties, if any, owed to them by a Managing Member or Member pursuant to the Act or other applicable laws, then notwithstanding anything to the contrary in this Agreement, the Members agree as follows:
               (i) to the fullest extent permitted by the Act and other applicable laws (including, without limitation, Section 18-1101 of the Act) any fiduciary or other duties of such Managing Member or Member shall be restricted to the duties and obligations specifically set forth in this Agreement; and
               (ii) if, contrary to the intent of the parties, such Managing Member or Member is deemed to have duties not expressly set forth in this Agreement or any restrictions set forth in this Agreement on the duties of such Managing Member or Member are deemed to be unenforceable or not fully enforceable, then the Members hereby agree that any such duties (including fiduciary duties) which such Managing Member or Member may have shall be restricted solely to acting in good faith when exercising their rights and powers under this Agreement (it being agreed that any action (or failure to act) by such Managing Member or Member shall be deemed to have been in good faith if such action (or failure to act) was believed by such Managing Member or Member to be in the best interests of the Company without regard to the interests of any of the individual Members).
ARTICLE VI
TRANSFERS OF INTERESTS; WITHDRAWAL; REDEMPTION
     6.1 General Limitation.
          (a) No sale, transfer, assignment, pledge or encumbrance of all of any portion of a Member’s Interest in the Company (including any voting, economic or beneficial interest attributable thereto), or any of a Member’s rights or obligations with respect to the Company, to any Person shall be permitted without the prior written consent of the Managing Members, which consent may be granted or withheld in the Managing Members’ sole discretion; provided, however, that subject to Sections 6.1(b) and (c), no such consent shall be required with respect to any transfer by a Member to one or more of its Affiliates.

          (b) Any sale, transfer, assignment, pledge or encumbrance of all or any part of a Member’s Interest (including any transfer by a Member to one or more of its Affiliates pursuant to Section 6.1(a)) shall be permitted only if (i) the transferee agrees to be bound by the terms of this Agreement and (ii) the Company receives a written opinion of counsel for the Company or of other counsel reasonably satisfactory to the Managing Members (which opinion shall be obtained at the expense of the transferor) that such transfer will not result in (A) the Company or any Member being subjected to any additional regulatory requirements (including the Securities Act, or the Investment Company Act of 1940 and the Investment Advisors Act of 1940, both as amended), (B) a violation of applicable law or this Agreement, (C) all or any portion of the assets of the Company constituting “plan assets” under the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the applicable provisions of any similar law, (D) the Managing Members becoming fiduciaries with respect to any Member subject to ERISA or the applicable provisions of any similar law or (E) the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder. The Managing Members may, in their discretion and upon advice of the Company’s counsel, waive the requirement to deliver all or any part of such opinion of counsel.
          (c) Except in accordance with the provisions of this Agreement, each Member agrees with all other Members that it will not make any transfer of all or any part of such Member’s Interest in the Company. To the fullest extent permitted by law, the attempted sale, transfer, assignment, pledge or encumbrance of any portion of an Interest in the Company (or any beneficial interest therein) in violation of any of the provisions of this Article VI shall be null, void and of no force or effect. Any transferee of a Member’s Interest transferred in accordance with the provisions of this Article VI shall be admitted as a substituted Member and such transferee shall succeed to the rights and liabilities of the transferor Member and the Capital Account of the transferor shall become the Capital Account of the transferee.
          (d) Each Member declares that the limitations on transfer set forth in this Article VI are reasonable and properly required for the adequate protection of the business of the Company.
     6.2 Resignation or Removal of Managing Members.
          (a) Any Managing Member shall have the right to resign as a Managing Member from the Company at any time by giving written notice to the Members, such resignation to take effect upon the giving of the required notice in accordance with Section 10.2 or at such later time as shall be specified in the notice and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Managing Member shall not affect his rights as a Member and shall not constitute his withdrawal from the Company. In the event Kuhns resigns as a Managing Member, Hochman shall become the sole Managing Member. In the event that Hochman resigns as a Managing Member, Kuhns shall become the sole Managing Member. In the event that neither Kuhns or Hochman can or is willing to serve as the Managing Member, a new Managing Member (who need not be a Member of the Company) shall be appointed with the approval of Members holding 50% or more of the then-current Voting Interests.

          (b) Any Managing Member may be removed as a Managing Member of the Company for cause with the written consent of the Members holding 75% or more of the Interests. For purposes hereof, “cause” shall mean (i) any action by a Managing Member which has been determined by final judicial determination (without appeal and without regard to the passage of time for appeal) of a court of competent jurisdiction to constitute fraud against the Company, (ii) any action or failure to act by a Managing Member or the Managing Members which has been determined by final judicial determination (without appeal and without regard to the passage of time for appeal) of a court of competent jurisdiction to constitute recklessness, gross negligence, willful misconduct, bad faith or a material violation of law in the performance of its or his duties to the Company or violation of applicable laws, (iii) the conviction or plea nolo contendere of a Managing Member of a felony involving the misuse or misapplication of funds, (iv) the material violation by a Managing Member of his fiduciary obligations to the Company, determined by a final judicial determination (without appeal and without regard to the passage of time for appeal) of a court of competent jurisdiction, or (v) any willful and material breach by a Managing Member of the terms of this Agreement, as determined by a final judicial determination (without appeal and without regard to the passage of time for appeal) of a court of competent jurisdiction; provided, however, that such alleged willful and material breach of this Agreement by a Managing Member has not been cured by that Managing Member within sixty (60) days after such time as it may be demonstrated that a Managing Member had actual knowledge of such alleged willful and material breach. Any such action of the Members shall be reflected in a written instrument approved or signed by the requisite number of Members specifically setting forth the cause for removal.
ARTICLE VII
DISSOLUTION; WINDING UP; REORGANIZATION
     7.1 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:
          (a) upon the distribution of all assets of the Company to the Members (other than Reserves) in accordance with Article 4 hereof; or
          (b) upon the written consent of (i) the Managing Members and (ii) the Members (including each Managing Member acting in his capacity as a Member) holding 50% or more of the outstanding Voting Interests of the Company.
     7.2 Winding Up of the Company. Upon a dissolution of the Company, the Liquidating Manager shall take full account of the Company’s assets and liabilities, and shall determine which assets shall be distributed in kind and which assets shall be liquidated, which liquidation shall be carried out as promptly as is consistent with obtaining the fair value thereof. In connection with such determination, the fair market value of any Portfolio Investment which is not to be liquidated shall be determined by the Liquidating Manager in his reasonable discretion. Thereupon, such assets of the Company, or the proceeds therefrom if the Liquidating Manager elects to liquidate the same, to the extent sufficient therefor, shall be applied and distributed in the following order:

          (a) First, to the payment and discharge of all the Company’s debts and liabilities to persons other than Members;
          (b) Second, to the payment and discharge of all of the Company’s debts and liabilities to Members (other than in respect of their Interests);
          (c) Third, a reserve (determined by the Liquidating Manager) shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, in the discretion of the Liquidating Manager, by an escrow agent selected by the Liquidating Manager and at the expiration of such period as the Liquidating Manager may deem advisable, the balance remaining in such reserve shall be distributed as provided herein; and
          (d) Fourth, to the Members pro rata in proportion to their respective Capital Accounts; provided, however, that liquidating distributions shall be made in accordance with Section 4.1 if such distributions would result in the Members receiving a different amount than would have been received pursuant to a liquidating distribution based on Capital Account balances.
ARTICLE VIII
BOOKS AND RECORDS REPORTS; TAX MATTERS
          8.1 Books and Records. The Company’s books and records and the Agreement shall be maintained at the principal office of the Managing Members. The books and records (a) shall be kept on an accrual or cash basis, as may be determined by the Managing Members, (b) shall reflect all Company transactions and (c) shall be appropriate and adequate for the Company’s business. An executed copy of this Agreement (and any amendments thereto) and a current list of the full name and last known address of each Member shall at times be maintained at the principal office of the Company.
          8.2 Reports. The Managing Members shall cause the Company to furnish to each Member as soon as practicable after the end of each Fiscal Year the financial statement of the Company, which may be unaudited.
          8.3 Tax Matters Partner. Hochman is hereby designated as the “Tax Matters Partner” in accordance with Code Section 6231(a)(7), and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers necessary or appropriate fully to perform such role and to expend Company funds for professional services and costs associated therewith.
          8.4 Returns; Tax Elections. The Managing Members shall prepare or cause to be prepared all U.S. federal, state, local and foreign tax returns of the Company for each year for which such returns are required to be filed. The Managing Members shall cause the Company to transmit to each Member, as soon as practicable after the close of each Fiscal Year, a Form K-1 or such other successor form prescribed by the Internal Revenue Service, and such additional information required to enable it to complete its tax returns or to fulfill any other reporting requirements. The Managing Members shall use commercially reasonable efforts to provide a Form K-1 to each Member prior to March 15 of each Fiscal Year. The Managing Members, in their reasonable discretion, are hereby authorized to make any election under the Code.
     8.5 Confidential Information. Each Member hereby acknowledges that throughout the term of the Company, such Member will be in contact with the confidential affairs and plans for the Company and its Managing Members not readily available to the public. In recognition of the foregoing, each Member covenants and agrees that it will not, during the term of the Company or at any time thereafter, directly or indirectly, use, disclose or permit to be known to any Person, firm or corporation outside of the Company any confidential matters of the Company or the other Members which are not otherwise in the public domain, unless consented to by the Managing Members (which consent may be given or withheld in the sole discretion of the Managing Members), or unless disclosure is requested by a regulatory authority or otherwise is required by law, court order or applicable regulations. It is understood that each Member may disclose confidential material to their respective officers, employees, agents and advisors; provided, that such Persons shall be informed by the disclosing Member of the confidential nature of such material and acknowledge and agree to comply with the Member’s obligations under this Section 8.5. The provisions of this Section 8.5 shall survive dissolution and termination of the Company to the full extent permitted under the provisions of applicable law. The provisions of this Section 8.5 shall not apply to information that (a) is generally available to the public other than as a result of a disclosure by a Member or its agents or employees, (b) is in the possession of a Member prior to its delivery to such Member, or (c) is obtained, after the date hereof, by such party on a non-confidential basis from any person that is not known by a Member to be in violation of any confidentiality agreement regarding such information.
ARTICLE IX
AMENDMENT OF THIS AGREEMENT
     The terms and provisions of this Agreement may be waived, modified or amended only with the written consent of (a) the Managing Members and (b) the Members (including the Managing Members acting in his capacity as a Member) holding 50% or more of the outstanding Voting Interests of the Company. Conformed copies of any amendments to this Agreement shall be promptly provided to all Members. Notwithstanding the foregoing, (i) the Managing Members are hereby authorized to amend this Agreement to effect the admission of any Person as a substituted or additional Member pursuant to Section 5.2(m) of this Agreement provided that such admission does not have an economic or other material effect on any other Member without such Member’s consent; and (ii) the Managing Members are hereby authorized to amend and restate this Agreement from time to time to solely reflect the effect of any amendments hereto without the consent of the Members.
ARTICLE X
MISCELLANEOUS
     10.1 Exculpation and Indemnification.

          (a) Exculpation. The Managing Members shall not be liable to any Member or the Company for honest mistakes of judgment, or for action or inaction, taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company (even if such decisions ultimately turn out to not be beneficial to the Company), or for losses due to such mistakes, action or inaction, or for the negligence, dishonesty or bad faith of any employee, broker or other agent of the Company. Without limitation of the foregoing, the Managing Members shall be entitled to make such decisions as are determined by such Managing Members in their sole and absolute discretion and neither the Managing Members nor the Company shall have any liability to any Member for the results of such decisions. The Managing Members may consult with counsel and accountants in respect of Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants. The Members shall look solely to the assets of the Company for the return of their capital and, if the assets remaining after payment or discharge of the debts and liabilities of the Company are insufficient to return such capital, they shall have no recourse against the Managing Members. Notwithstanding the foregoing, nothing contained herein shall relieve the Managing Members of liability hereunder if it shall have been finally and judicially determined by a court of competent jurisdiction that the Managing Members acted so as to be liable for fraud, willful misconduct or gross negligence, which liability shall survive such Person’s ceasing to hold its or his office and any dissolution of the Company.
          (b) Indemnification. (i) To the fullest extent permitted by law, the Company hereby agrees to indemnify and to save and hold each Covered Person harmless, from and in respect of (x) all fees, costs and expenses incurred in connection with or resulting from any claim, action, or demand against such Covered Person or the Company (including any claim, action or demand arising under common law or statute), including any claim made against a Covered Person in respect of any guaranty given by such Covered Person for the benefit of the Company and including attorneys’ fees, which arises out of or in any way relates to the Company, its properties, business or affairs, or which arises by reason of any of them being a Covered Person (provided that, in such capacity, such Person was performing services on behalf of the Company), and (y) all such claims, actions and demands and any loss or damages resulting therefrom (including all claims, actions and demands arising under common law or statutes), including amounts paid in settlement or compromise of any such claim, action or demand; provided, however, that this indemnity shall not extend to conduct by such Covered Person if it shall have been finally and judicially determined by a court of competent jurisdiction that such Person acted so as to be liable for fraud, willful misconduct or gross negligence, which liability shall survive such person’s ceasing to hold its or his office and any dissolution of the Company.
               (ii) In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all matters for which indemnity may be had pursuant to Section 10.1(b)(i) covered by the settlement except for matters as to which the Company is advised by independent counsel that the Covered Person seeking indemnification, in the opinion of counsel, acted so as to be liable for fraud, willful malfeasance, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office or the performance of the Managing Members’ duties hereunder. The foregoing right of indemnification shall be in addition to any rights to which the Covered Person may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Person.

               (iii) The Company shall pay the expenses incurred by the Covered Person for which indemnity may be had pursuant to Section 10.1(b)(i) and (ii) in defending a civil or criminal action, suit or proceeding, upon receipt of an undertaking by such Person to repay such payment if such Person shall be finally and judicially determined not to be entitled to indemnification therefor as provided herein.
               (iv) The Managing Members shall have the power on behalf of the Company to indemnify, on terms generally consistent with this Section 10.1(b), any other Person who serves at the request of the Managing Members as an employee of, or consultant to, any Portfolio Company against any liabilities which may be incurred by reason of such person’s being an employee of, or consultant to, any Portfolio Company.
               (v) The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter or law or equity and shall extend to such Person’s heirs, successors, assigns and legal representatives.
     10.2 Notices. Any notice, payment, demand, or other communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered or received for all purposes (a) if delivered personally to the party to whom the same is directed or (b) whether or not the same is actually received, if sent by an internationally recognized overnight courier, in each case addressed as follows:
               (i) if to the Company or the Managing Members:
 China Hydro, LLC
 c/o Kuhns Brothers 420
 Lexington Avenue
 New York, NY 10170
 with a copy to:
 Jonathan Klein, Esq.
 DLA Piper US LLP
 1251 Avenue of the Americas
 New York, New York 10020
               (ii) if to a Member other than the Managing Members, to such Member at the address specified on Exhibit A hereto.
Any notice shall be deemed to be given as of the date so delivered if delivered personally, or as of the next Business Day if delivered to a representative of an internationally recognized overnight courier service.
     10.3 Section Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provisions hereof.

     10.4 Severability. Each provision of the Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.
     10.5 Right to Rely upon the Authority of Managing Members. No person dealing with the Managing Members shall be required to determine its authority to make any commitment or undertaking on behalf of the Company, nor to determine any fact or circumstance bearing upon the existence of its authority.
     10.6 Delaware Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws provisions.
     10.7 Counterpart Execution. The Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.
     10.8 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and no other Person shall have any right, benefit, priority of interest under, or because of the existence of, this Agreement, except as specifically set forth herein.
     10.9 Litigation. The Managing Members shall prosecute and defend such actions at law or in equity as it may deem necessary in its sole discretion to enforce or protect the interest of the Company. The Company and the Managing Members shall respond to any final decree, judgment or decision of any court, board or authority having jurisdiction in the premises. The Managing Members shall satisfy any such judgment, decree or decision first out of any insurance proceeds available therefor, next out of the assets of the Company, and finally out of the assets of the Managing Members. The Managing Members shall notify the Members of any such actions, decrees, judgments or decisions.
     10.10 Integrated Agreement. The Agreement, the Management Agreement, and the other agreements contemplated hereby and thereby, constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those described herein or therein.
     10.11 Title to Company Property. All property originally contributed to the Company or subsequently acquired by purchase of otherwise by the Company, shall be Company property. All property belonging to the Company shall be titled in the Company’s name. No Member shall have any interest in specific Company property.
     10.12 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
     10.13 Binding of Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successor, permitted assigns and legal representatives of the parties hereto.

     IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed as of the date first above written.

/s/ John Kuhns John Kuhns

/s/ Richard Hochman Richard Hochman

COUNTERPART SIGNATURE PAGE TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF CHINA HYDRO, LLC
DATED AS OF NOVEMBER 6, 2006

MEMBER:

Print Name:

SSN/EIN:

Date:
Total Capital
Committed: $
Initial Capital
Contribution: $                                         - 15% of Total Capital Committed
Additional Capital
Contribution Required on this Call: $                                        - 35% of Total Capital Committed
Capital Remaining to be Called;                                         - 50% of Total Capital Committed
ACCEPTED AS OF THE DATE HEREOF:

/s/ John Kuhns John Kuhns Managing Member

/s/ Richard Hochman Richard Hochman Managing Member

EXHIBIT A

			Subsequent
		November	Additional
		,2006	Capital
		Additional	Contribution	Total
	Initial Capital	Capital	That May	Committed	Mgt %
Member	Contribution	Contribution	Be Called	Capital	Interest
China Hydo Managers
Dr. Lin	$15,000	$35,000	50,000	$100,000	20.0%
James Li	15,000	35,000	50,000	100,000	10.0%

Mary E. Fellows	0	0	0		10.0%
Kuhns Brothers — John D. Kuhns	60,750	142,375	203,125	406,250	30.0%
Kuhns Brothers — Sam Shoen	60,750	142,375	101,562.5	304,687.5	15.0%
Kuhns Brothers – Esben L.B. Shoen Trust			50,781.25	50,781.25	7.5%
Kuhns Brothers – Bente Berg Shoen Trust			50,781.25	50,781.25	7.5%

China Hydro Manager Total	$151,500	$354,750	$506,250	1,012,500	100.0%

Non-China Hydro Managers

Richard Hochman	$127,500	$297,500	$425,000	850,000

Peter Georgiopoulos	112,500	262,500	375,000	750,000

Matthew Sirovich	52,500	122,500	175,000	350,000
Morgan Joseph Holdings, Inc.	37,500	87,500	125,000	250,000

MJ Partners I, L.P.	37,500	87,500	125,000	250,000

Christopher Andersen	30,000	70,000	100,000	200,000

Rockledge Associates, LLC	30,000	70,000	100,000	200,000

Michael Beber	22,500	52,500	75,000	150,000

Paul Higbee	22,500	52,500	75,000	150,000

Salvatore Zizza	22,500	52,500	75,000	150,000
Boomer’s Grandchildren Fund	11,250	26,250	37,500	75,000
Frank Moretti and Patricia	11,250	26,250	37,500	75,000
Moretti, JT

			Subsequent
		November	Additional
		,2006	Capital
		Additional	Contribution	Total
	Initial Capital	Capital	That May	Committed	Mgt %
Member	Contribution	Contribution	Be Called	Capital	Interest
Michael Petrullo	11,250	26,250	37,500	75,000

James Adams	1,875	4,375	6,250	12,500

Non-China Hydro Manager	$530,625	$1,238,125	$1,768,750

Total	$682,500	$1,592,500	2,275,000	4,550,000

EXHIBIT B
Tax Allocations and Capital Accounts
     B.1 Defined Terms. Capitalized terms used in this Exhibit B which are not defined in the Agreement to which this Exhibit B is attached shall have the following meanings:
          “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: credit to such Capital Account any amounts which the Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b) (2)(ii)(d) and shall be interpreted consistently therewith.
          “Book Value”, with respect to any asset, means such asset’s adjusted basis as of the relevant date for federal income tax purposes, except as follows:
          (a) the initial “Book Value” of any asset contributed by a Member to the Company shall be the fair market value of such asset as of the time of such contribution;
          (b) the “Book Value” of the assets of the Company shall be adjusted, at the election of the Members, to equal their respective fair market values as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);
          (c) if the “Book Value” of an asset has been determined or adjusted pursuant to clause (a) or (b) above, such “Book Value” shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses; and
          (d) the “Book Value” of any asset distributed to a Member shall be adjusted to equal the fair market value of such asset on the date of distribution.
     The foregoing definition of Book Value is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

          “Company Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(2) and 1.704-2(d) for “partnership minimum gain.”
          “Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization or other cost recovery deductions allowable for federal income tax purposes with respect to an asset for such year or other period, except if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis.
          “Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2) for “partner nonrecourse debt minimum gain.”
          “Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(1) for “partner nonrecourse deductions.”
          “Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).
          “Profits” and “Losses” means, for each Fiscal Year or other applicable period, the Company’s taxable income or loss for such period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments: (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph shall be added to such taxable income or loss; (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph shall be subtracted from such taxable income or loss; (c) Depreciation for such period shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss; (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property; (e) if any property is distributed in kind to any Member, the difference between its fair market value and its Book Value at the time of distribution shall be treated as Profit or Loss, as the case may be, recognized by the Company; and (f) such taxable income or loss shall not be deemed to include items of income, gain, loss, deduction and Code Section 705(a)(2)(B) expenditures allocated pursuant to Section B.5 of this Exhibit B.
          “Treasury Regulations” means the regulations issued under the Code, in effect as of the Effective Date, as same may be amended, restated, revised or otherwise reissued from time to time.
     B.2 Capital Accounts. The Company shall maintain capital accounts (“Capital Accounts”) for each Member in compliance with Section 704 of the Code, and the Treasury

     Regulations promulgated thereunder.
          B.2.1 Positive Adjustments. Each Member shall have a Capital Account, which Capital Account shall be increased by:
     (a) the amount of its cash Capital Contributions to the Company pursuant to Section 3.1 or otherwise and the Book Value of Capital Contributions of property contributed by a Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code);
     (b) the amount of Profits and items of income or gain allocated to it pursuant to this Agreement, including, without limitation, Sections B.3, B.4 and B.5; and
     (c) any positive adjustment to such Member’s capital account by reason of an adjustment to the Book Value of the assets of the Company.
          B.2.2 Negative Adjustments. Each Member’s Capital Account shall be decreased by:
     (a) the amount of Losses and items of loss or deduction allocated to it pursuant to this Agreement, including without limitation Sections B.3, B.4 and B.5 and the Book Value of property, if any, distributed to a Member by the Company (net of liabilities securing such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code);
     (b) all amounts paid or distributed to it pursuant to Article VII;
     (c) such Member’s distributive share of expenditures of the Company described in Section 705(a)(2)(B) of the Code (relating to expenditures which are neither deductible nor properly chargeable to capital); and
     (d) any negative adjustment to such Member’s capital account by reason of an adjustment to the Book Value of the assets of the Company.
          B.2.3 Additional Adjustments. Further, each Member’s Capital Account will be increased (credited) or decreased (debited) by any such amounts or items as required by Treasury Regulations Section 1.704-1(b). Except as otherwise provided in this Agreement (including this Exhibit B), whenever it is necessary to determine the Capital Account of any Member for purposes of the Agreement, the Capital Account of the Member shall be determined after giving effect to the allocation for the Company’s current year to date of gross income, net income, net gains and net losses under this Agreement. Loans by any Member to the Company shall not be considered Capital Contributions. Any Member, including any substitute Member, who shall receive an interest in the Company or whose interest in the Company shall be increased by means of a transfer to him of all or part of the interest of another Member, shall succeed to the Capital Account (or portion thereof) corresponding to the interest in the Company which was transferred.
     B.3 Allocations of Profits and Losses. After giving effect to the other allocations set forth in Sections B.4, B.5, B.6 and B.7 of this Exhibit B, the Profits or Losses of the Company for a Fiscal Year shall be allocated among Persons who were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member (as computed for purposes of Section 704(b) of the Code) at the end of such Fiscal Year to be equal to the excess (which may be negative) of:
          B.3.1 the hypothetical distribution (if any) that such Member would receive if, on the last day of such Fiscal Year, (i) all Company assets, including cash, were sold for cash equal to their Book Value, taking into account any adjustments thereto for such Fiscal Year, (ii) all Company liabilities were satisfied with cash according to their terms (limited, with respect to each nonrecourse liability, to the Book Value of the assets securing such liability) and (iii) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 7.2 over
          B.3.2 the sum of (i) such Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2, and (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year (to the extent not taken into account in determining the Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain).
     B.4 Depreciation Recapture. If Profits to be allocated pursuant to Section B.3 or items of gross income to be allocated pursuant to Section B.5.2 includes income treated as ordinary income for income tax purposes because it is attributable to the recapture of depreciation deductions, such Profits or items of gross income shall be allocated to the Members, to the extent possible, to their prior depreciation allocations which gave rise to such recapture.
     B.5 Other Allocations. Notwithstanding the provisions of Section B.3 hereof, the following provisions shall control.
          B.5.1 Nonrecourse Deductions. Items of Company loss or deduction (or items referred to in subparagraph (b) of the definition of “Profits” and “Losses” in Section B.1) which are Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member that bears the economic risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Capital Contributions. Solely for purposes of allocating excess nonrecourse liabilities of the Company among the Members, the Members agree that their respective interests in the profits of the Company are equal to their respective Capital Contributions.
          B.5.2 Minimum Gain Chargeback. If during any Fiscal Year there is a net decrease in either Company Minimum Gain or Member Nonrecourse Minimum Gain, then, notwithstanding any other provision of this Exhibit B, each Member shall receive such special allocation of items of Company income and gain as are required in order to conform to Treasury Regulation Section 1.704-2. This Section B.5.2 is intended to comply with, and shall be interpreted to be consistent with, the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2.
          B.5.3 Qualified Income Offset. Subject to Section B.5.2, but notwithstanding any other provision of this Exhibit B, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Treasury Regulation Section 1.704-1(b)(2)(d)(3).
          B.5.4 Gross Income Allocation. In the event that a Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as quickly as possible, provided that any allocation under this Section B.5.4 shall be made only if and to the extent that a Member would have an Adjusted Capital Account Deficit in excess of such sum after all allocations provided for in this Exhibit B have been tentatively made as if this Section B.5.4 were not in this Agreement.
          B.5.5 Regulatory Allocations. In the event that an allocation is or has been prevented or required pursuant to Sections B.5.1-4, the Members, by unanimous consent, subsequently may make special allocations of Profit or Loss (or individual items thereof) to the extent that, in their judgment, such allocations would (i) be respected under applicable federal income tax law and (ii) reduce the difference between the actual Capital Account of each Member and the Capital Account such Member would have had in the absence of Sections B.5.1-4.
          B.5.6 Payee Allocation. In the event any payment to any Person that is treated by the Company as a payment of an expense is recharacterized by a taxing authority as a Company distribution to the payee as a Member, such payee shall be specially allocated an amount of Company gross income and gain as quickly as possible equal to the amount of the distribution.
          B.5.7 Allocations Relating to Taxable Issuance of Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance (or deemed issuance) of an interest in the Company to a Member (“Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.
     B.6 Tax Allocations. Each item of income, gain, loss, deduction or credit for federal, state and local income tax purposes shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to Sections B.3, B.4, and B.5, except as otherwise provided herein. The tax allocations made pursuant to this Section B.6 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement. In the event that any property of the Company is credited to the Capital Account of a Member at a Book Value other than its tax basis, then allocations of taxable income, gain, loss and deduction with respect to such property shall be made in a manner which will comply with Section 704(c) of the Code and the Treasury Regulations thereunder. The Company, in the discretion of the Members, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Treasury Regulations under Section 704(c) of the Code) including, but not limited to: (i) “curative” allocations which offset the effect of the “ceiling rule” for a prior Fiscal Year (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(ii)); and (ii) “curative” allocations from disposition of contributed property (within the meaning of Treasury Regulation Section 1.704-3(c)(3)(iii)(B)).
     B.7 Allocations With Respect to Transferred Interests. Any Profit or Loss allocable to an interest in the Company which has been transferred during any year shall be allocated among the Persons who were holders of such interest during such year pursuant to any method under the Code and Treasury Regulations agreed upon by the Members.